Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE	Contact:	Janice McDill, 312.698.6707 janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Names Michael J. Rispoli
Chief Financial Officer of its Investment Subsidiary,
Grubb & Ellis Realty Investors, LLC
SANTA ANA, Calif. (Sept. 17, 2008) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, announced today that Michael J. Rispoli, currently the Company’s Senior Vice President, Strategic Planning and Investor Relations, has been promoted to Chief Financial Officer of Grubb & Ellis Realty Investors, LLC, the Company’s investment subsidiary. He succeeds Francene LaPoint, who has resigned effective October 3, 2008 as Executive Vice President, Accounting and Finance of Grubb & Ellis Company and Chief Financial Officer of Grubb & Ellis Realty Investors.
     Prior to her departure, LaPoint will work closely with Rispoli to ensure a smooth transition of responsibilities.
     “Francene has played an important role in the growth of our investment business, first as NNN Realty Advisors and now as part of Grubb & Ellis. We want to thank Francene for her many contributions and we wish her continued success in her future endeavors,” said Richard W. Pehlke, Executive Vice President and Chief Financial Officer of Grubb & Ellis Company. “I have every confidence that Mike Rispoli, with whom I have worked with closely since the closing of the merger in December 2007, is the right person for this role. This promotion recognizes Mike’s contributions to Grubb & Ellis over the past 10 months as well as his extensive financial and public company experience.”
     Rispoli, 36, will retain his title as Senior Vice President, Strategic Planning and Investor Realtions. As Chief Financial Officer, he will also now have responsibility for all aspects of Grubb & Ellis Realty Investors’ finance function including, accounting, financial planning and analysis, treasury and audit.
-more-
Grubb & Ellis Company
1551 N Tustin Avenue, Suite 300       Santa Ana,       CA       92705       714.667.8252

2 – 2 – 2
09/17/08
Grubb & Ellis Company Names Michael J. Rispoli Chief Financial Officer of Grubb & Ellis Realty
Investors, LLC
     Rispoli joined NNN Realty Advisors in May 2007 prior to its merger with the Company in December 2007. Since the merger, he has been an important member of the finance team, having played a key role in investor and banking relations, strategic planning and merger integration efforts.
     From 2004 to 2007, Rispoli was Executive Director and Corporate Controller of Conexant Systems, a publicly traded semiconductor company with $1 billion in annual revenue. Earlier, he spent two years as Assistant Controller of GlobespanVirata, Inc., which merged with Conexant in February 2004. He began his career as Manager of Audit and Business Assurance Services at PricewaterhouseCoopers LLP in 1993. A Certified Public Accountant, Rispoli holds a bachelor’s degree from Seton Hall University.
     LaPoint, 43, joined the Company in 2004 as Senior Vice President and Corporate Controller of Triple Net Properties, the predecessor firm to NNN Realty Advisors. She was instrumental in positioning Triple Net Properties for the Company’s 144A private equity offering in 2006, at which time she was promoted to Chief Financial Officer of NNN Realty Advisors.
About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.
Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of June 30, 2008, more than $3.6 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 218 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.
###